Exhibit 4.3

SECOND AMENDMENT TO THE ARTHROCARE CORPORATION

1995 DIRECTOR OPTION PLAN

Pursuant to the authority reserved to the Board of Directors (the “Board”) of ArthroCare Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), under Section 11(a) of the Company’s 1995 Director Option Plan (the “Plan”), the Board hereby amends the Plan as follows:

1. The first sentence of Section 3 of the Plan is amended to read in its entirety as follows:

“Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 690,000 Shares (the “Pool”) of Common Stock.”

2. This Amendment was submitted at the annual meeting of shareholders of the Company held on May 28, 2003, or any postponement or adjournment thereof. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law.

* * * * * * * * * *

I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of ArthroCare Corporation, effective as of March 27, 2003.

Executed on this 1st day of June, 2003.

/s/ MICHAEL W. HALL

Secretary